Exhibit 99.1

PRESS RELEASE

US $

RESOLUTE REPORTS PRELIMINARY SECOND QUARTER 2014 RESULTS

•	Q2 adjusted EBITDA of $108 million / net income of $0.20 per share, excluding special items

•	Significant cost and margin improvement following weather-affected Q1

•	Strong lumber and paper shipments

•	GAAP net loss of $2 million / $0.02 per share

MONTREAL, CANADA, July 31, 2014 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported net income for the quarter ended June 30, 2014, excluding special items, of $19 million, or $0.20 per share, up from net income, excluding special items, of $18 million, or $0.19 per share, in the second quarter of 2013. GAAP net loss was $2 million, or $0.02 per share, compared to a net loss of $43 million, or $0.45 per share, in the second quarter of 2013. Sales were $1.1 billion in the quarter, down $16 million from the second quarter of 2013.

“Costs and margins normalized this quarter after the disappointing weather-affected first quarter, delivering much stronger performances in each of our four segments,” said Richard Garneau, president and chief executive officer. “We generated 50% of our adjusted EBITDA from our wood products and market pulp businesses in the last twelve months. Our competitive advantage rests on our cost-focused strategy and diversified asset base, giving us the tools to maximize earnings power in this challenging industry.”

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.

CONSOLIDATED QUARTERLY OPERATING INCOME VARIANCE AGAINST YEAR-AGO PERIOD

The Company recorded an operating loss of $8 million in the second quarter, compared to operating income of $3 million in the year-ago period. Overall pricing was essentially unchanged in the quarter, as the 8% increase in market pulp prices was offset with lower average transaction prices in newsprint, specialty papers and wood products. Newsprint shipments rose by 3% and wood products by 22%, while specialty papers shipments were 2% lower. The increase in lumber shipments reflects an increase to production capacity and better market demand. Market pulp shipments were down by 15%, however, in part due to more internal consumption of hardwood kraft pulp and slowing North American demand, particularly softwood and recycled grades. With lower start-up costs and pension and other postretirement benefit expenses, overall manufacturing costs continued to improve. The Company also benefitted from its electricity cogeneration assets and asset optimization initiatives, offset in part by an increase in overall fiber costs and in maintenance and repair costs. The weaker Canadian dollar had a $22 million favorable effect on operating income.

The Company incurred $52 million of accelerated depreciation and other closure-related costs, most of which came from the permanent closure of an idled paper machine at its Catawba mill in South Carolina. Selling, general and administrative expenses were $3 million lower in the quarter, primarily because of a reduction in project costs and the weaker Canadian dollar.

SEGMENT OPERATING INCOME VARIANCE AGAINST PRIOR QUARTER

Newsprint

At $18 million in the second quarter, newsprint generated $33 million more operating income compared to the first quarter. Shipments rose by 6%, or 32,000 metric tons, as the Company recovered from weather-related production disruptions and mechanical failures experienced in the first quarter, despite fiber availability limitations at certain mills in Québec. Export shipments represented 40% of total newsprint volume, compared to 44% in all of 2013. Average transaction price was essentially unchanged but the realized margin rose significantly due to a 9% drop in operating cost per unit (the “delivered cost”), to $568 per metric ton. The change in the delivered cost is due to the influence of the severe winter in the first quarter and lower, non-weather related maintenance costs in the second quarter. Finished goods inventory rose by 14%.

Specialty Papers

Specialty papers generated an operating loss of $3 million in the quarter, compared to a loss of $24 million in the previous quarter. While the overall average transaction price was unchanged, higher realized pricing for white papers was offset by the effect of lower pricing for coated mechanical grades and, to a lesser degree, supercalender grades. Volume rose by 8% overall, led mostly by stronger shipments of white papers but also including improvements in other grades. The increase reflects a seasonal pick-up in catalogue and retail end-uses from first quarter lows as well as better production consistency following the weather-related production disruptions and mechanical failures experienced in the first quarter. The delivered costs normalized to seasonally-consistent levels, falling by 7%. There was a 15% increase in finished goods inventory.

Market Pulp

Operating income in the market pulp segment rose by $16 million in the second quarter, to $24 million. Better realized pricing, strongest in fluff pulp grades but also meaningful in softwood and recycled grades, led to an overall 4% increase in average transaction price. Shipments did not improve as expected following the effects of weather-related production disruptions and distribution constraints in the first quarter. This reflects greater internal consumption of hardwood kraft pulp and softening North American demand, particularly softwood and recycled grades. The delivered cost fell by 3%, to $652 per metric ton, normalizing to seasonally-consistent levels following the difficulties in the first quarter. Finished goods inventory rose by 15,000 metric tons, or 15%.

Wood Products

Compared to the first quarter, operating income in the wood products segment rose by $3 million, to $15 million. The average transaction price was unchanged, reflecting the largely offsetting effect of higher market prices for stud lumber grades and lower market prices for random length lumber grades. Despite continued distribution constraints for lack of carrier availability carried over from the first quarter, shipments were 19% higher, which in turn cut finished goods inventory by 13% from the high levels reached in the first quarter. The delivered cost rose by 1% in the quarter.

OUTLOOK

Mr. Garneau added: “Our conscious effort to reduce lumber inventory in the second quarter helped improve shipments in this segment. With inventories closer to normal levels, we expect shipments to normalize in the third quarter. Despite the ongoing slow recovery in U.S. housing starts, prices for eastern grades held up in July. With our scale, financial strength and lower-cost operating platform, we’ve positioned ourselves as a long-term, reliable supplier for our customers, and our newsprint business has responded well, especially in the domestic market. But we’re not expecting much improvement in export markets for the remainder of the year, based on lower international demand. As some major hardwood pulp capacity increases are coming online, the balance of the year remains somewhat uncertain for pulp. Pricing in specialty papers is also more uncertain because of the pressure of lower operating rates in coated papers and supercalender grades, although we do expect to see seasonal improvement in shipment volumes.”

EARNINGS CONFERENCE CALL

The Company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (888) 789-9572 (pass code 9740024) at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the Company’s website. A phone replay will also be available until August 14 by dialing (800) 408-3053 with the pass code 1311668.

DESCRIPTION OF SPECIAL ITEMS

Special items (in millions)	Second quarter 2014	Second quarter 2013
Foreign currency translation (gain) loss	$(17)	$7
Closure costs, impairment and other related charges	52	12
Inventory write-downs related to closures	3	1
Start-up costs	1	13
Net gain on disposition of assets	(2)	(2)
Net loss on extinguishment of debt	—	59
Transaction costs	—	2
Other income, net	(3)	(1)
Income tax effect of special items	(13)	(30)

Total	$21	$61

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Statements in this press release and the earnings conference call referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to our: efforts to continue to reduce costs and increase revenues and profitability, including our cost-reduction initiatives; business and operating outlook, including the impact of weather; assessment of market conditions; prospects, growth strategies and the industry in which we operate; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or Resolute’s shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause Resolute’s actual future financial condition, results of operations and performance to differ materially from those expressed or implied in the presentation referred to above include, but are not limited to, the potential risks and uncertainties set forth under the heading “Risk Factors” in Part 1, Item 1A of Resolute’s annual report on Form 10-K for the year ended December 31, 2013.

All forward-looking statements in the presentation referred to above are expressly qualified by the cautionary statements contained or referred to above and in Resolute’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. Resolute disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT RESOLUTE FOREST PRODUCTS

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including newsprint, specialty papers, market pulp and wood products. The company owns or operates nearly 40 pulp and paper mills and wood products facilities in the United States, Canada and South Korea, and power generation assets in Canada. Marketing its products in close to 90 countries, Resolute has third-party certified 100% of its managed woodlands to at least one of three internationally-recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute and other member companies of the Forest Products Association of Canada, as well as a number of environmental organizations, are partners in the Canadian Boreal Forest Agreement. The group works to identify solutions to conservation issues that meet the goal of balancing equally the three pillars of sustainability linked to human activities: environmental, social and economic.

CONTACTS

Investors Rémi G. Lalonde Vice President, Investor Relations 514 394-2345 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2014	2013	2014	2013
Sales	$1,091	$1,107	$2,107	$2,181
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	812	859	1,633	1,715
Depreciation and amortization	62	61	124	121
Distribution costs	134	130	254	253
Selling, general and administrative expenses	41	44	77	88
Closure costs, impairment and other related charges (1)	52	12	62	52
Net gain on disposition of assets	(2)	(2)	(2)	(2)

Operating (loss) income	(8)	3	(41)	(46)

Other income (expense):
Interest expense	(11)	(13)	(23)	(27)
Other income (expense), net (2)	20	(65)	7	(47)

Income (loss) before income taxes	1	(75)	(57)	(120)
Income tax (provision) benefit	(1)	31	7	71

Net loss including noncontrolling interests	—	(44)	(50)	(49)
Net (income) loss attributable to noncontrolling interests	(2)	1	(2)	1

Net loss attributable to Resolute Forest Products Inc.	$(2)	$(43)	$(52)	$(48)

Net loss per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$(0.02)	$(0.45)	$(0.55)	$(0.51)
Diluted	(0.02)	(0.45)	(0.55)	(0.51)
Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	94.6	94.8	94.6	94.8
Diluted	94.6	94.8	94.6	94.8

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	June 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$263	$322
Accounts receivable trade, net	521	536
Accounts receivable other	89	98
Inventories, net	579	529
Deferred income tax assets	32	32
Other current assets	62	45

Total current assets	1,546	1,562

Fixed assets, net	2,184	2,289
Amortizable intangible assets, net	64	66
Deferred income tax assets	1,237	1,266
Other assets	216	202

Total assets	$5,247	$5,385

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$556	$533
Current portion of long-term debt	1	2
Deferred income tax liabilities	32	32

Total current liabilities	589	567

Long-term debt, net of current portion	597	597
Pension and other postretirement benefit obligations	1,146	1,294
Deferred income tax liabilities	25	26
Other long-term liabilities	48	62

Total liabilities	2,405	2,546

Commitments and contingencies
Equity:
Common stock	—	—
Additional paid-in capital	3,753	3,751
Deficit	(644)	(592)
Accumulated other comprehensive loss	(220)	(271)
Treasury stock at cost	(61)	(61)

Total Resolute Forest Products Inc. shareholders’ equity	2,828	2,827
Noncontrolling interests	14	12

Total equity	2,842	2,839

Total liabilities and equity	$5,247	$5,385

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net loss including noncontrolling interests	$(50)	$(49)
Adjustments to reconcile net loss including noncontrolling interests to net cash provided by operating activities:
Share-based compensation	2	4
Depreciation and amortization	124	121
Closure costs, impairment and other related charges	54	46
Inventory write-downs related to closures	4	5
Deferred income taxes	(8)	(71)
Net pension contributions and other postretirement benefit payments	(74)	(35)
Net gain on disposition of assets	(2)	(2)
Loss on translation of foreign currency denominated deferred income taxes	6	80
Gain on translation of foreign currency denominated pension and other postretirement benefit obligations	(6)	(78)
Gain on forgiveness of note payable	—	(12)
Net loss on extinguishment of debt	—	59
Net planned major maintenance payments	(6)	(7)
Dividends received from equity method investees in excess of income	—	3
Changes in working capital:
Accounts receivable	36	(5)
Inventories	(55)	14
Other current assets	(9)	(2)
Accounts payable and accrued liabilities	5	(16)
Other, net	1	(7)

Net cash provided by operating activities	22	48

Cash flows from investing activities:
Cash invested in fixed assets	(82)	(86)
Disposition of assets	2	3
Proceeds from insurance settlements	—	4
Decrease in restricted cash	1	3
(Increase) decrease in deposit requirements for letters of credit, net	(1)	1

Net cash used in investing activities	(80)	(75)

Cash flows from financing activities:
Issuance of long-term debt	—	594
Premium paid on extinguishment of debt	—	(84)
Payments of debt	(1)	(497)
Payments of financing and credit facility fees	(1)	(9)
Contribution of capital from noncontrolling interest	—	8

Net cash (used in) provided by financing activities	(2)	12

Effect of exchange rate changes on cash and cash equivalents	1	—

Net decrease in cash and cash equivalents	(59)	(15)
Cash and cash equivalents:
Beginning of period	322	263

End of period	$263	$248

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 3 to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures.

Three Months Ended June 30, 2014 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$(8)	$(2)	$(0.02)

Adjustments for special items:
Foreign currency translation gain	—	(17)	(0.18)
Closure costs, impairment and other related charges	52	52	0.55
Inventory write-downs related to closures	3	3	0.03
Start up costs	1	1	0.01
Net gain on disposition of assets	(2)	(2)	(0.02)
Other income, net	—	(3)	(0.03)
Income tax effect of special items	—	(13)	(0.14)

GAAP as adjusted for special items	$46	$19	$0.20

Three Months Ended June 30, 2013 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$3	$(43)	$(0.45)

Adjustments for special items:
Foreign currency translation loss	—	7	0.07
Closure costs, impairment and other related charges	12	12	0.13
Inventory write-downs related to closures	1	1	0.01
Start up costs	13	13	0.14
Net gain on disposition of assets	(2)	(2)	(0.02)
Net loss on extinguishment of debt	—	59	0.62
Transaction costs	2	2	0.02
Other income, net	—	(1)	(0.01)
Income tax effect of special items	—	(30)	(0.32)

GAAP as adjusted for special items	$29	$18	$0.19

Six Months Ended June 30, 2014 (unaudited, in millions except per share amounts)		Net income (loss)	EPS
GAAP as reported	$(41)	$(52)	$(0.55)

Adjustments for special items:
Foreign currency translation gain	—	(3)	(0.03)
Closure costs, impairment and other related charges	62	62	0.66
Inventory write-downs related to closures	4	4	0.04
Start up costs	1	1	0.01
Net gain on disposition of assets	(2)	(2)	(0.02)
Other income, net	—	(4)	(0.04)
Income tax effect of special items	—	(13)	(0.14)

GAAP as adjusted for special items	$24	$(7)	$(0.07)

Six Months Ended June 30, 2013 (unaudited, in millions except per share amounts)		Net income (loss)	EPS
GAAP as reported	$(46)	$(48)	$(0.51)

Adjustments for special items:
Foreign currency translation loss	—	12	0.13
Closure costs, impairment and other related charges	52	52	0.55
Inventory write-downs related to closures	5	5	0.05
Start up costs	28	28	0.30
Net gain on disposition of assets	(2)	(2)	(0.02)
Net loss on extinguishment of debt	—	59	0.62
Transaction costs	5	5	0.05
Other income, net	—	(24)	(0.25)
Income tax effect of special items	—	(41)	(0.43)

GAAP as adjusted for special items	$42	$46	0.49

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below.

See Note 3 to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures EBITDA and Adjusted EBITDA

Three Months Ended June 30, 2014 (unaudited, in millions)	Newsprint	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$18	$(3)	$24	$15	$(54)	$—
Interest expense					11	11
Income tax provision					1	1
Depreciation and amortization	17	22	13	8	2	62

EBITDA	35	19	37	23	(40)	74

Foreign currency translation gain					(17)	(17)
Closure costs, impairment and other related charges					52	52
Inventory write-downs related to closures					3	3
Start up costs					1	1
Net gain on disposition of assets					(2)	(2)
Other income, net					(3)	(3)

Adjusted EBITDA	$35	$19	$37	$23	$(6)	$108

Three Months Ended June 30, 2013 (unaudited, in millions)	Newsprint	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$10	$2	$10	$16	$(82)	$(44)
Interest expense					13	13
Income tax benefit					(31)	(31)
Depreciation and amortization	18	19	13	9	2	61

EBITDA	28	21	23	25	(98)	(1)

Foreign currency translation loss					7	7
Closure costs, impairment and other related charges					12	12
Inventory write-downs related to closures					1	1
Start up costs					13	13
Net gain on disposition of assets					(2)	(2)
Net loss on extinguishment of debt					59	59
Transaction costs					2	2
Other income, net					(1)	(1)

Adjusted EBITDA	$28	$21	$23	$25	$(7)	$90

Six Months Ended June 30, 2014 (unaudited, in millions)	Newsprint	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$3	$(27)	$32	$27	$(85)	$(50)
Interest expense					23	23
Income tax benefit					(7)	(7)
Depreciation and amortization	35	44	26	16	3	124

EBITDA	38	17	58	43	(66)	90

Foreign currency translation gain					(3)	(3)
Closure costs, impairment and other related charges					62	62
Inventory write-downs related to closures					4	4
Start up costs					1	1
Net gain on disposition of assets					(2)	(2)
Other income, net					(4)	(4)

Adjusted EBITDA	$38	$17	$58	$43	$(8)	$148

Six Months Ended June 30, 2013 (unaudited, in millions)	Newsprint	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$8	$10	$5	$32	$(104)	$(49)
Interest expense					27	27
Income tax benefit					(71)	(71)
Depreciation and amortization	36	38	26	18	3	121

EBITDA	44	48	31	50	(145)	28

Foreign currency translation loss					12	12
Closure costs, impairment and other related charges					52	52
Inventory write-downs related to closures					5	5
Start up costs					28	28
Net gain on disposition of assets					(2)	(2)
Net loss on extinguishment of debt					59	59
Transaction costs					5	5
Other income, net					(24)	(24)

Adjusted EBITDA	$44	$48	$31	$50	$(10)	$163

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	Closure costs, impairment and other related charges for the three and six months ended June 30, 2014 and 2013 were comprised of the following:

(Unaudited, in millions)	Impairment of Assets (1)	Accelerated Depreciation	Pension Plan Settlement Gain	Severance and Other Costs	Total
Permanent closures:
Paper machine in Catawba, South Carolina (2)
Second quarter	$–	$45	$–	$–	$45
First six months	–	45	–	1	46
Paper machine in Fort Frances, Ontario
Second quarter	–	–	–	2	2
First six months	–	–	–	8	8
Paper machine in Iroquois Falls, Ontario
Second quarter	–	–	–	–	–
First six months	–	3	–	–	3
Other
Second quarter	5	–	–	–	5
First six months	6	–	–	(1)	5

Total
Second quarter 2014	$5	$45	$–	$2	$52
First six months 2014	6	48	–	8	62

Second quarter 2013	$–	$9	$–	$3	$12
First six months 2013	–	44	(1)	9	52

(1)

Due to declining market conditions, we recorded long-lived assets impairment charges of $4 million and $5 million for the three and six months ended June 30, 2014 related to our recycling assets to reduce the carrying value of the assets to their estimated fair value, which was determined based on estimated market prices for similar assets.

(2)	On May 22, 2014, we announced the permanent closure of our previously idled paper machine in Catawba.

2.	Other income (expense), net for the three and six months ended June 30, 2014 and 2013 was comprised of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited, in millions)	2014	2013	2014	2013
Foreign exchange gain (loss)	$17	$(7)	$3	$(12)
Net loss on extinguishment of debt	–	(59)	–	(59)
Gain on forgiveness of note payable	–	–	–	12
Gain on liquidation settlement	–	–	–	9
Miscellaneous income	3	1	4	3

	$20	$(65)	$7	$(47)

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

3.	Tables represent a reconciliation of certain financial statement line items reported under generally accepted accounting principles (“GAAP”) to our use of non-GAAP measures of operating income (loss), net income (loss) and net income (loss) per share (“EPS”), in each case adjusted for special items, as well as EBITDA and adjusted EBITDA, in each case by reportable segment. We believe that these measures are useful because they allow the reader to more easily compare our ongoing operations, financial performance, and EPS from period to period. They are also consistent with the indicators management uses internally to measure our performance. These non-GAAP measures should be considered in addition to and not a substitute for measures of financial performance calculated and presented in accordance with GAAP in our Consolidated Statement of Operations in our filings with the Securities and Exchange Commission. Consequently, readers should rely on GAAP operating income (loss), operating income (loss) by reportable segment, net income (loss) and EPS. Non-GAAP measures included in our press release include:

Operating income (loss) adjusted for special items - is defined as operating income (loss) from our Consolidated Statements of Operations excluding special items, such as closure costs, impairment and other related charges, inventory write-downs related to closures, start up costs, gains and losses on disposition of assets, transaction costs and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

Net income (loss) adjusted for special items - is defined as net income (loss) from our Consolidated Statements of Operations excluding the same items as under operating income (loss) adjusted for the special items, in addition to the effects of foreign currency translation, net loss on extinguishment of debt, and other income (expense).

EPS adjusted for special items - is defined as diluted EPS calculated based on the net income (loss) adjusted for special items as described above.

EBITDA by reportable segment - is defined as net income (loss) including noncontrolling interests from our Consolidated Statements of Operations, allocated to each of our reportable segments (newsprint, specialty papers, market pulp and wood products) in accordance with FASB ASC 290, “Segment Reporting,” and adjusted for depreciation and amortization. EBITDA for the corporate and other segment is defined as net income (loss) including noncontrolling interests from our Consolidated Statements of Operations after the allocation to reportable segments, adjusted for interest expense, income taxes and depreciation and amortization.

Adjusted EBITDA – is defined as EBITDA excluding the special items described above.